Exhibit 10.1

RATIFICATION AND AMENDMENT AGREEMENT

This RATIFICATION AND AMENDMENT AGREEMENT (this “Ratification Agreement”), dated as of December 15, 2011, is by and among Wells Fargo Bank, N.A., in its capacity as agent (in such capacity, “Agent”) acting for and on behalf of the financial institutions from time to time party to the Loan Agreement (as defined below) as lenders (collectively with Agent, the “Lenders”), the Lenders, RoomStore Inc., a Virginia corporation, as Debtor and Debtor-in-Possession (“Borrower” or “Debtor”), and Mattress Discounters Group, LLC, a Virginia limited liability company (“Guarantor”).

W I T N E S S E T H:

WHEREAS, Borrower has commenced a case under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Eastern District of Virginia, and Borrower has retained possession of its assets and is authorized under the Bankruptcy Code (as defined below) to continue the operation of its businesses as a debtor-in-possession;

WHEREAS, prior to the commencement of the Chapter 11 Case (as defined below), Agent and Lenders made loans and advances and provided other financial or credit accommodations to Borrower secured by substantially all assets and properties of Borrower as set forth in the Existing Loan Documents (as defined below);

WHEREAS, the Bankruptcy Court (as defined below) has entered a Financing Order (defined below) pursuant to which Agent and Lenders may make post-petition loans and advances, and provide other financial accommodations, to Borrower secured by substantially all the assets and properties of Borrower as set forth in the Financing Order and the Loan Documents (as defined below);

WHEREAS, the Financing Order provides that as a condition to the making of such post-petition loans, advances and other financial accommodations, Borrower shall execute and deliver this Ratification Agreement;

WHEREAS, in order to induce Agent and Lenders to make such post-petition loans and advances to Borrower, and in consideration of the agreements and covenants of Agent and Lenders contained in this Ratification Agreement, Guarantor has agreed to guarantee the prompt payment and performance of all Liabilities and to secure such guarantee by granting to Agent, for the benefit of itself and Lenders, a security interest in and lien upon substantially all assets of Guarantor as set forth in the Guarantor Documents (as defined below);

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Agent, Lenders, Borrower and Guarantor mutually covenant, warrant and agree as follows:

1. DEFINITIONS.

1.1 Additional Definitions. As used herein, the following terms shall have the respective meanings given to them below and the Loan Agreement and the other Loan Documents shall be deemed and are hereby amended to include, in addition and not in limitation, each of the following definitions:

(a) “Bankruptcy Court” shall mean the United States Bankruptcy Court or the United States District Court for the Eastern District of Virginia.

(b) “Chapter 11 Case” shall mean the Chapter 11 case of Borrower which is being administered under the Bankruptcy Code and is pending in the Bankruptcy Court.

(c) “Bankruptcy Code” shall mean the United States Bankruptcy Code, being Title 11 of the United States Code as enacted in 1978, as the same has heretofore been or may hereafter be amended, recodified, modified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

(d) “Existing Defaults” shall mean collectively, (i) any Event of Default under Section 10.6(e)(ii) of the Loan Agreement due to the occurrence prior to the Petition Date of any event of default under any Lease, (ii) any Event of Default under Section 10.6(e)(i) of the Loan Agreement due to the occurrence prior to the Petition Date of a default under more than five (5) Leases of retail stores, (iii) any Event of Default under Section 10.11 of the Loan Agreement due to any failure of Borrower prior to the Petition Date to generally pay its debts as they mature, (iv) any Event of Default arising under Section 10.10 or 10.11 of the Loan Agreement solely as a result of the commencement of the Chapter 11 Case and (v) any Event of Default existing as of the Petition Date under the Loan Agreement.

(e) “Existing Loan Documents” shall mean the Loan Documents (as defined in the Existing Loan Agreement), in each instance, as in effect immediately prior to the Petition Date.

(f) “Existing Loan Agreement” shall mean the Loan and Security Agreement, dated as of May 27, 2010, by and among Borrower, Agent and Lenders, as in effect immediately prior to the Petition Date.

(g) “Financing Order” shall mean the Interim Financing Order and, as applicable, the Permanent Financing Order.

(h) “Guarantor” shall mean Mattress Discounters Group, LLC, a Virginia limited liability company, together with its successors and assigns.

(i) “Guarantor Documents” shall mean, collectively, (i) the Guarantee, dated on or about the date of the Ratification Agreement, by Guarantor in favor of Agent and Lenders with respect to all Liabilities of Borrower, and (ii) the General Security Agreement, dated on or about the date of the Ratification Agreement, by Guarantor in favor of Agent and Lenders, in each instance, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(j) “Interim Financing Order” shall mean an Order of the Bankruptcy Court, in form and substance satisfactory to Agent, authorizing the granting of credit by Agent and Lenders to Borrower on an emergency or interim basis pursuant to Section 364 of the Bankruptcy Code in accordance with the terms of the Ratification Agreement and the other Loan Documents.

(k) “MDG Collateral” shall mean the Collateral as such term is defined in the Guarantor Documents.

(l) “Permanent Financing Order” shall mean an Order of the Bankruptcy Court, in form and substance satisfactory to Agent, authorizing the granting of credit by Agent and Lenders to Borrower on a permanent basis pursuant to Section 364 of the Bankruptcy Code in accordance with the terms of the Ratification Agreement and the other Loan Documents.

(m) “Petition Date” shall mean the date of the commencement of the Chapter 11 Case.

(n) “Post-Petition Collateral” shall mean, collectively, all now existing and hereafter acquired real and personal property of Borrower’s estate, wherever located, of any kind, nature or description, including any such property in which a lien is granted to Agent and Lenders pursuant to the Loan Documents, the Financing Order or any other order entered or issued by the Bankruptcy Court, and shall include, without limitation:

(i) all of the Pre-Petition Collateral;

(ii) all Accounts;

(iii) all General Intangibles, including, without limitation, all intellectual property;

(iv) all goods, including, without limitation, all Inventory and all Equipment;

(v) all Real Property and fixtures;

(vi) all Leaseholds;

(vii) all Chattel Paper, including, without limitation, all tangible and electronic chattel paper;

(viii) all instruments, including, without limitation, all promissory notes;

(ix) all documents;

(x) all deposit accounts;

(xi) all letters of credit, banker’s acceptances and similar instruments and including all letter-of-credit rights;

(xii) all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including, without limitation, (A) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (B) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (C) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (D) deposits by and property of account debtors or other persons securing the obligations of account debtors;

(xiii) all (A) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and (B) monies, credit balances, deposits and other property of Borrower now or hereafter held or received by or in transit to Agent, any Lender or their respective Affiliates or at any other depository or other institution from or for the account of Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

(xiv) all commercial tort claims;

(xv) all claims, rights, interests, assets and properties (recovered by or on behalf of Borrower or any trustee of Borrower (whether in the Chapter 11 Case or any subsequent case to which the Chapter 11 Case is converted), including, without limitation, all property recovered as a result of transfers or obligations avoided or actions maintained or taken pursuant to Sections 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code;

(xvi) all books, records, and information relating to the Collateral and/or to the operation of the Borrower’s business, and all rights of access to such books, records, and information, and all property in which such books, records, and information are stored, recorded, and maintained; and

(xvii) all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.

Notwithstanding the foregoing, the “Post-Petition Collateral” shall not include the real property located at 1008 Highway 501, Myrtle Beach, South Carolina.

(o) “Post-Petition Liabilities” shall mean all Liabilities (as defined in the Existing Loan Agreement) arising on or after the Petition Date, and whether arising on or after the conversion or dismissal of the Chapter 11 Case, or before, during and after the confirmation of any plan of reorganization in the Chapter 11 Case, and whether arising under or related to this Ratification Agreement, the Loan Agreement, the other Loan Documents, a Financing Order, by operation of law or otherwise, and whether incurred by Borrower as principal, surety, endorser, guarantor or otherwise and including, without limitation, all principal, interest, financing charges, letter of credit fees, unused line fees, servicing fees, line increase fees, debtor-in-possession facility fees, early termination fees, other fees, commissions, costs, expenses and attorneys’, accountants’ and consultants’ fees and expenses incurred in connection with any of the foregoing.

(p) “Pre-Petition Collateral” shall mean, collectively, (i) all “Collateral” as such term is defined in the Existing Loan Agreement as in effect immediately prior to the Petition Date and (ii) all other security for the Pre-Petition Liabilities as provided in the Existing Loan Agreement and the other Existing Loan Documents immediately prior to the Petition Date.

(q) “Pre-Petition Liabilities” shall mean all Liabilities (as such term is defined in the Existing Loan Agreement) arising at any time before the Petition Date, whether incurred by Borrower as principal, surety, endorser, guarantor or otherwise and including, without limitation, all principal, interest, financing charges, letter of credit fees, unused line fees, servicing fees, line increase fees, early termination fees, other fees, commissions, costs, expenses and attorneys’, accountants’ and consultants’ fees and expenses incurred in connection with any of the foregoing.

(r) “Ratification Agreement” shall mean this Ratification and Amendment Agreement by and among Borrower, Guarantor, Agent and Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(s) “Special Availability” shall mean $2,250,000; provided, that, (i) the Special Availability shall be reduced by $100,000 per week, commencing January 2, 2012 and on the Monday of each of the next eleven (11) weeks thereafter, with the final such reduction under this clause (i) on Monday March 19, 2012 and (ii) from and after March 26, 2012, the Special Availability shall be $1,000,000.

1.2 Amendments to Definitions.

(a) Budget. The definition of “Budget” in the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“Budget” shall mean the initial budget annexed as Exhibit A to the Ratification Agreement, together with any subsequent or amended budget(s) thereto delivered to Agent and Lenders, in form and substance satisfactory to Agent, in accordance with the terms and conditions of the Ratification Agreement.

(b) Test Period. The definition of “Test Period” in the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“Test Period” shall mean each one week period covered by the Budget.

(c) Base Margin. The definition of “Base Margin” in the Loan Agreement is hereby amended to delete the reference to “Two Percent (2.0%)” and substitute “Three Percent (3.0%)” therefor.

(d) Borrowing Base. The definition of “Borrowing Base” in the Loan Agreement is hereby amended by deleting the period at the end of subsection (d) of such definition and replacing it with the following:

“; plus (e) an amount equal to the Special Availability, minus, without duplication, any Reserves maintained by Agent with respect to the MDG Collateral.”

(e) Credit Card Advance Rate. The definition of “Credit Card Advance Rate” in the Loan Agreement is hereby amended to delete the reference to “eighty-five (85%) percent” and substitute “ninety (90%) percent” therefor.

(f) Material Budget Deviation. The definition of “Material Budget Deviation” in the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“Material Budget Deviation” shall mean, with respect to any Test Period, if (i) the actual aggregate cash disbursements of Borrower during such Test Period exceed one hundred ten (110%) percent of the projected aggregate cash disbursements during such Test Period as reflected in the Budget, (ii) the actual aggregate cash receipts of Borrowers during such Test Period are less than ninety (90%) percent of the projected aggregate cash receipts during such Test Period as reflected in the Budget or (iii) the actual aggregate value (calculated at the lower of Cost or market) of the Eligible Inventory received by Borrower during such Test Period is less than ninety (90%) percent of the value (calculated at the lower of Cost or market) of the Eligible Inventory projected to be received by Borrower during such Test Period as reflected in the Budget.”

(g) Collateral. All references to the term “Collateral” in the Loan Agreement or the other Loan Documents, or any other term referring to the security for the Pre-Petition Liabilities, shall be deemed, and each such reference is hereby amended to mean, collectively, the Pre-Petition Collateral, the Post-Petition Collateral and the MDG Collateral.

(h) Loan Documents. All references to the term “Loan Documents” in the Loan Agreement or the other Loan Documents shall be deemed, and each such reference is hereby amended, to include, in addition and not in limitation, this Ratification Agreement, the Guarantor Documents, the Financing Order and all of the Existing Loan Documents, as ratified, assumed and adopted by Borrower pursuant to the terms hereof, as each of the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(i) Loan Agreement. All references to the term “Loan Agreement” in the Loan Agreement or the other Loan Documents shall be deemed, and each such reference is hereby amended, to mean the Existing Loan Agreement, as amended by this Ratification Agreement and as ratified, assumed and adopted by Borrower pursuant to the terms hereof, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(j) Liabilities. All references to the term “Liabilities” in the Loan Agreement, this Ratification Agreement or the other Loan Documents shall be deemed, and each such reference is hereby amended, to mean both the Pre-Petition Liabilities and the Post-Petition Liabilities.

1.3 Interpretation.

(a) For purposes of this Ratification Agreement, unless otherwise defined or amended herein, including, but not limited to, those terms used or defined in the recitals hereto, all terms used herein shall have the respective meanings assigned to such terms in the Loan Agreement.

(b) All references to any term in the singular shall include the plural and all references to any term in the plural shall include the singular unless the context of such usage requires otherwise.

(c) All terms not specifically defined herein which are defined in the Uniform Commercial Code, as in effect in the State of New York as of the date hereof, shall have the meaning set forth therein, except that the term “Lien” or “lien” shall have the meaning set forth in § 101(37) of the Bankruptcy Code.

2. ACKNOWLEDGMENT.

2.1 Pre-Petition Liabilities. Each of Borrower and Guarantor hereby acknowledges, confirms and agrees that, as of December 12,2011, Borrower is indebted to Agent and Lenders in respect of all Pre-Petition Liabilities in the aggregate principal amount of not less than $5,697,765.65, consisting of (a) Revolving Credit Loans made pursuant to the Existing Loan Documents in the aggregate principal amount of not less than $4,252,765.65, together with interest accrued and accruing thereon, and (b) L/Cs in an undrawn stated amount of not less than $1,445,000.00, together with interest accrued and accruing thereon, and all costs, expenses, fees (including attorneys’ fees and legal expenses) and (c) other charges now or hereafter owed by Borrower to Agent and Lenders, all of which are unconditionally owing by Borrower to Agent and Lenders, without offset, defense or counterclaim of any kind, nature and description whatsoever.

2.2 Acknowledgment of Security Interests. Each of Borrower and Guarantor hereby acknowledges, confirms and agrees that Agent, for the benefit of itself and the Lenders and Bank Product Providers, has and shall continue to have valid, enforceable and perfected first priority and senior security interests in and liens upon all Pre-Petition Collateral heretofore granted to Agent, for the benefit of itself and Lenders and Bank Product Providers, pursuant to the Existing Loan Documents as in effect immediately prior to the Petition Date to secure all of the Liabilities. Each of Borrower and Guarantor hereby acknowledges, confirms and agrees that, subject to entry of the Interim Financing Order, Agent, for the benefit of itself and the Bank Product Providers, has and shall continue to have valid and enforceable first priority and senior security interests in and liens upon all Post-Petition Collateral granted to Agent, for the benefit of itself and the Lenders and Bank Product Providers, under the Financing Order or hereunder or under any of the other Loan Documents or otherwise granted to or held by Agent, for the benefit of itself and Lenders and Bank Product Providers, in each case, subject only to liens or encumbrances expressly permitted by the Loan Agreement and any other liens or encumbrances expressly permitted by the Financing Order that may have priority over the liens in favor of Agent, Lenders and Bank Product Providers.

2.3 Binding Effect of Documents. Borrower hereby acknowledges, confirms and agrees that: (a) each of the Existing Loan Documents to which it is a party was duly executed and delivered to Agent and Lenders by Borrower and each is in full force and effect as of the date hereof, (b) the agreements and obligations of Borrower contained in the Existing Loan Documents constitute the legal, valid and binding obligations of Borrower enforceable against it in accordance with the terms thereof, and Borrower has no valid defense, offset or counterclaim to the enforcement of such obligations, and (c) Agent and Lenders are and shall be entitled to all of the rights, remedies and benefits provided for in the Loan Documents and the Financing Order.

3. EXISTING DEFAULTS.

3.1 Acknowledgement of Existing Defaults. Each of Borrower and Guarantor hereby acknowledges, confirms and agrees that (a) each Existing Default has occurred and is continuing, (b) each Existing Default constitutes an Event of Default under the Loan Documents and (c) in the absence of this Agreement, the occurrence of the Existing Defaults would entitle Agent and Lenders to, subject to the Bankruptcy Code and other applicable law, exercise their rights and remedies under the Loan Documents, applicable law and otherwise, including, without limitation, their right to declare all Liabilities to be immediately due and payable.

3.2 Forbearance. In reliance upon the representations, warranties and covenants of Borrower and Guarantor contained in this Agreement, and as an inducement for and in consideration of Guarantor executing and delivering the Guarantor Documents, Agent and Lenders shall, subject to the terms and conditions of this Agreement, forbear until the Termination Date from exercising their rights and remedies under the Loan Documents or applicable law due to the occurrence of any Existing Defaults, including, among other things, (i) such rights and remedies with respect to Borrower’s equity interests in Guarantor, (ii) the right to increase the rate of interest pursuant to Section 2.11 (e), (iii) the right to terminate any Dollar Commitments, the obligations of each Lender to make Revolving Credit Loans, the obligation of the SwingLine Lender to make SwingLine Loans or the right of the Borrower to obtain L/Cs, and (iv) the right to refuse, pursuant to Section 2.4(b), to honor a borrowing request.

3.3 Effect of Termination Date. Upon the Termination Date, all Liabilities shall be immediately due and payable and the agreement of Agent and Lenders to forbear with respect to the Existing Defaults shall automatically and without further action terminate and be of no force and effect. The effect of such termination will be to permit Agent and Lenders to, subject to the terms of the Financing Order, exercise all of their rights and remedies under the Loan Documents, the Financing Order, applicable law or otherwise with respect to the Existing Defaults or any other Event of Default which shall exist or shall have occurred and be continuing at such time.

3.4 No Waiver. Agent and Lenders have not waived, are not by this Agreement waiving and have no intention of waiving the Existing Defaults, or any other Event of Default that has occurred as of the date hereof, that may be continuing as of the date hereof or that may occur after the date hereof, whether the same or similar to the Existing Defaults. Subject to Section 3.2 above, Agent and Lenders reserve the right to exercise any or all of their rights and remedies under the Loan Documents, the Financing Order or otherwise as a result of any Event of Default that may be continuing on the date hereof or that may occur after the date hereof. Agent and Lenders have not waived any of such rights or remedies and nothing in this Agreement, or any delay on their part in exercising any such rights or remedies, should be construed as a waiver of any such rights or remedies.

4. ADOPTION AND RATIFICATION

Borrower hereby (a) ratifies, assumes, adopts and agrees to be bound by all of the Existing Loan Documents to which it is a party and (b) agrees to pay all of the Pre-Petition Liabilities in accordance with the terms of such Existing Loan Documents, as amended by this Ratification Agreement, and in accordance with the Financing Order. All of the Existing Loan Documents are hereby incorporated herein by reference and hereby are and shall be deemed adopted and assumed in full by Borrower, as Debtor and Debtor-in-Possession, and considered as agreements between Borrower, on the one hand, and Agent and Lenders, on the other hand.

5. GRANT OF SECURITY INTEREST.

As collateral security for the prompt performance, observance and payment in full of all of the Liabilities (including the Pre-Petition Liabilities and the Post-Petition Liabilities), Borrower, as Debtor and Debtor-in-Possession, hereby grants, pledges and assigns to Agent, for the benefit of itself and the Lenders and Bank Product Providers, and also confirms, reaffirms and restates the prior grant to Agent, Lenders and Bank Product Providers of, continuing security interests in and liens upon, and rights of setoff against, all of the Collateral. Notwithstanding the foregoing or anything to the contrary in the Loan Documents, the Collateral shall not include the real property located at 1008 Highway 501, Myrtle Beach, South Carolina.

Agent agrees to discuss in good faith with Borrower any proposal that Borrower may submit to Agent with respect to (i) an amendment to the Loan Agreement providing Borrower additional Availability under the Borrowing Base on account of Borrower’s pledged equity interest in Creative Distribution Services, LLC (“CDS”), (ii) a secured credit facility for CDS, or (iii) Agent releasing its lien and pledge upon the shares of CDS in consideration for the equity of CDS being sold and the proceeds of the sale being paid to Borrower to be used as working capital.

6. ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS.

In addition to the continuing representations, warranties and covenants heretofore and hereafter made by Borrower and Guarantor to Agent and Lenders, whether pursuant to the Loan Documents or otherwise, and not in limitation thereof, each of Borrower and Guarantor hereby represents, warrants and covenants to Agent and Lenders the following (which shall survive the execution and delivery of this Ratification Agreement), the truth and accuracy of which, or compliance with, to the extent such compliance does not violate the terms and provisions of the Bankruptcy Code, shall be a continuing condition of the making of Revolving Credit Loans by Agent and Lenders:

6.1 Financing Order. The Interim Financing Order (and, following the expiration of the Interim Financing Period defined therein, the Permanent Financing Order) has been duly entered, is valid, subsisting and continuing and has not been vacated, modified, reversed on appeal, or vacated or modified by any order of the Bankruptcy Court (other than as consented to by Agent) and is not subject to any pending appeal or stay.

6.2 Use of Proceeds. All Revolving Credit Loans and L/Cs provided by Agent or any Lender to Borrower pursuant to the Financing Orders, the Loan Agreement or otherwise, shall be used by Borrower for general operating and working capital purposes in the ordinary course of business of Borrower and in accordance with the Budget pursuant to this Ratification Agreement. Unless authorized by the Bankruptcy Court and approved by Agent in writing, no portion of any administrative expense claim or other claim relating to the Chapter 11 Case shall be paid with the proceeds of such Revolving Credit Loans or L/Cs provided by Agent and Lenders to Borrower, other than those administrative expense claims and other claims relating to the Chapter 11 Case directly attributable to the operation of the business of Borrower in the ordinary course of such business in accordance with the Loan Documents. The payment of allowed fees and expenses of retained professionals entitled to compensation from the Debtor’s estate pursuant to an order of the Bankruptcy Court shall not require the approval or consent of Agent; provided, that, (i) payment of such any such allowed fees and expenses from the Collateral or the proceeds of any Revolving Credit Loans or L/Cs shall be subject to the Budget, the Financing Order and the Loan Documents and (ii) other than with respect to the Carve-Out (as defined in the Financing Order) as and to the extent provided in the Financing Order, Agent and Lenders shall have no obligation to pay, or to ensure that Borrower has the Availability to pay, any such allowed fees and expenses.

6.3 Borrowing Base Certificate. Notwithstanding anything to the contrary in the Loan Documents, Borrower shall deliver to Agent, on a daily basis, an updated Borrowing Base Certificate.

6.4 Budget.

(a) Borrower has prepared and delivered to Agent and Lenders an initial thirteen (13) week Budget. The initial Budget has been thoroughly reviewed by the Borrower and its management, approved by the Consultant (as defined below), and sets forth for the periods covered thereby: (i) projected weekly operating cash receipts, (ii) projected weekly operating cash disbursements, and (iii) projected aggregate weekly value (calculated at the lower of Cost or market) of Eligible Inventory (collectively, the “Projected Information”). The Borrower represents that the Budget is achievable in accordance with the terms of the Loan Documents and the Financing Order and will allow the Borrower to operate at all times during the Chapter 11 Case without the accrual of unpaid administrative expenses.

(b) In addition to the initial Budget, by no later than 5:00 p.m. (Eastern time) on the Tuesday of each week, Borrower shall furnish to Agent and Lenders, in form and substance satisfactory to Agent, (i) a report that sets forth for the immediately preceding week a comparison of the actual cash receipts, cash disbursements and value of Eligible Inventory to the Projected Information for such weekly periods set forth in the Budget on a cumulative, weekly roll-forward basis, together with a certification from the chief financial officer of the Borrower that no Material Budget Deviation has occurred and (ii) a subsequent thirteen (13) week Budget, which subsequent Budget(s) shall be approved by the Consultant (as defined below).

(c) Each of Borrower and Guarantor hereby confirms, acknowledges and agrees that (i) the occurrence of any Material Budget Deviation shall constitute an additional Event of Default under the Loan Documents, (ii) any failure of Borrower to deliver any reports with respect to the Budget as required above shall constitute an additional Event of Default under the Loan Documents, and (iii) Agent and Lenders are relying upon the Borrower’s delivery of, and compliance with, the Budget in determining to enter into this Ratification Agreement.

6.5 Consultant. Borrower shall continue to retain, on terms and conditions reasonably acceptable to Agent and at the sole cost and expense of Borrower, FTI Consulting, Inc. or such other business consultant as is reasonably acceptable to Agent (the “Consultant”) to, among other things, advise Borrower in connection with the management and operation of its business. Borrower hereby agrees to (a) deliver to Agent, or cause to be delivered to Agent, copies of all budgets, records, projections, financial information, reports and other information prepared, produced and/or delivered by or to the Consultant with respect to the Collateral or the financial condition, business or operation of Borrower and (b) cause the Consultant to consult with Agent on a regular basis as requested by Agent.

6.6 Sale Milestones—Initial Sale.

(a) Bid Packages. On or before December 16,2011, the Borrower shall (i) file with the Bankruptcy Court a motion, in form and substance reasonably satisfactory to Agent, seeking authority to sell the inventory in certain retail store locations (the “Closing Stores”) on terms and conditions reasonably acceptable to Agent (the “GOB Sales”) and (b) simultaneously distribute bid packages to nationally recognized retail inventory liquidation firms with respect to the inventory in the Closing Stores. Such bid packages shall require the submission, not later than December 21,2011, of bids to conduct the GOB Sales.

(b) Discussion of Bids. Borrower shall discuss all bids received with Agent and, in consultation with Agent, Borrower may select a “stalking horse” bidder prior to the auction with respect to the GOB Sales.

(c) Auction. Not later than January 4,2012, Borrower shall auction the right to conduct the GOB Sales to the highest and best bidder (the “Liquidator”).

(d) GOB Sale Order. Not later than January 5, 2012, Borrower shall obtain the entry of an Order of the Bankruptcy Court, in form and substance reasonably satisfactory to Agent, approving the Liquidator and authorizing the consummation of the GOB Sales on terms and conditions acceptable to Agent, including that all GOB Sales be in cash and contain no financing contingencies (the “GOB Sale Order”).

(e) GOB Sales. Not later than January 6,2012, Borrower shall commence all GOB Sales in accordance with the GOB Sale Order and otherwise on terms and conditions acceptable to Agent.

(f) Extension of Lease Rejection Period. Not later than January 20, 2012, Borrower shall obtain from the Bankruptcy Court an Order, in form and substance reasonably satisfactory to Agent, extending the time period for Borrower to assume or reject Borrower’s unexpired leases of nonresidential real estate from the initial 120 day time period (the “120 Day Period”) to not less than 210 days (the “210 Day Period”) pursuant to Section 365(d)(4) of the Bankruptcy Code.

6.7 Reorganization/Emergence Process. In the event that Borrower has not, on or before the close of business on April I, 2012, repaid in full in cash all Liabilities or filed with the Bankruptcy Court a plan of liquidation or reorganization in form and substance reasonably satisfactory to Agent, Borrower shall:

(a) If Borrower obtains a further extension of the 210 Day Period for each of its unexpired leases of nonresidential real estate, the deadlines set forth below shall be extended automatically by the duration of such extension.

(b) Sale Motion. Not later than April 2, 2012, Borrower shall file with the Bankruptcy Court a motion, in form and substance satisfactory to Agent, seeking approval, on terms and conditions acceptable to Agent, of (i) an auction, and subsequent assignment and assumption, of the Leases for each of Borrower’s store locations, (ii) for an auction sale of the Fixtures located at such store locations and (iii) for the sale by the liquidator, as described below, of the remaining assets and properties (other than Leases and Fixtures but including Inventory and intellectual property) of Borrower (the “Other Assets”).

(c) Bid Package. Simultaneously with the filing of such motion, Borrower shall distribute bid packages to nationally recognized retail inventory liquidation firms with respect to the Other Assets. Such bid packages shall require the submission, not later than April 6, 2012, of bids to conduct the sales of the Other Assets.

(d) Discussion of Bids. Borrower shall discuss all bids received with Agent and, in consultation with Agent, Borrower may select a “stalking horse” bidder prior to the auction with respect to the Other Assets.

(e) Auction. Not later than April 9, 2012, Borrower shall auction the right to conduct the sales of the Other Assets to the highest and best bidder (the “Second Liquidator”).

(f) Other Asset Sale Order. Not later than April 10, 2012, Borrower shall obtain the entry of an Order of the Bankruptcy Court, in form and substance satisfactory to Agent, approving the Second Liquidator with respect to the Other Assets and authorizing the sale of the Other Assets on terms and conditions acceptable to Agent (the “Other Asset Sale Order”).

(g) Sale of Other Assets. Not later than April 12, 2012, Borrower shall commence the sale of the Other Assets in accordance with the Other Asset Sale Order and otherwise on terms and conditions acceptable to Agent.

(h) Auction Order. Not later than April 16, 2012, Borrower shall obtain the entry of an Order of the Bankruptcy Court, in form and substance satisfactory to Agent, authorizing Borrower to conduct an auction sale, on terms and conditions acceptable to Agent, with respect to the Leases and Fixtures (the “Auction Order”).

(i) Auction. Not later than April 27, 2012, Borrower shall hold an auction for the sale of the Leases and Fixtures to the highest and best bidder in accordance with the Auction Order.

(j) Lease/Fixture Sale Order. Not later than April 30, 2012, Borrower shall obtain the entry of an Order of the Bankruptcy Court, in form and substance satisfactory to Agent, approving the results of the auction, authorizing the sale of the Fixtures, and assignment and assumption of the Leases, to the highest and best bidder (the “Lease and Fixture Sale Order”).

(k) Sale of Leases and Fixtures. Not later May 10, 2012, Borrower shall consummate the sale of the Fixtures, and assignment and assumption of the Leases, in accordance with the terms of the Lease and Fixture Sale Order and otherwise on terms and conditions acceptable to Agent.

6.8 Cash Management.

(a) Continuation of Existing Arrangements. Borrower shall continue to maintain, at its expense, deposit accounts with Wells Fargo Bank, National Association and the other banks satisfactory to Agent into which Borrower shall promptly either cause all amounts on deposit in the Store Accounts of Borrower to be sent as provided in Section 7.4 of the Loan Agreement or shall itself deposit or cause to be deposited all proceeds of Collateral, including all proceeds from sales of Inventory, all amounts payable to Borrower from Credit Card Issuers and Credit Card Processors and all other proceeds of Collateral.

(b) Control Agreements. At any time a Default or an Event of Default shall exist or have occurred and be continuing, promptly upon Agent’s request, Borrower shall deliver, or cause to be delivered, to Agent a Control Agreement duly authorized, executed and delivered by Borrower and such banks where a Store Account is maintained as Agent shall specify. Without limiting any other rights or remedies of Agent or Lenders, Agent may, at its option, instruct the depository banks at which the Blocked Accounts are maintained to transfer all available funds received or deposited into the Blocked Accounts to the Concentration Account at any time.

(c) Ratification. To the extent Agent deems it necessary in its reasonable discretion and upon Agent’s request, Borrower shall promptly provide Agent with evidence, in form and substance satisfactory to Agent, that any Control Agreements and Blocked Accounts have been ratified and amended by the parties thereto, or their respective successors in interest, in form and substance satisfactory to Agent, to reflect the commencement of the Chapter 11 Case, that Borrower, as Debtor and Debtor-in-Possession, is the successor in interest to Borrower, that the Liabilities include both the Pre-Petition Liabilities and the Post-Petition Liabilities and that the Collateral includes both the Pre-Petition Collateral and the Post-Petition Collateral.

6.9 Bankruptcy Reporting. Borrower shall provide Agent with copies of all financial reports, schedules and other materials and information at any time furnished by or on behalf of Borrower to the Bankruptcy Court, or the United States Trustee or to any creditors’ committee appointed in the Chapter 11 Case, in each instance, concurrently with the delivery thereof to the Bankruptcy Court, United States Trustee or creditors’ committee, as applicable.

6.10 Guarantor Reporting. In addition to all financial reports required to be delivered by Borrower under the Loan Documents, Guarantor shall deliver to Agent, within twenty (20) days after the end of each fiscal month, monthly financial statements, all in a form reasonably acceptable to Agent and fairly presenting the financial position and the results of the operations of Guarantor as of the end of and through such fiscal month, certified as such by the chief financial officer or a member, manager, or other officer or representative of Guarantor.

7. AMENDMENTS.

7.1 Minimum Availability. Section 5.12 of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“5.12 The Borrower shall not permit Excess Availability at any time to be less than the amount (stated in Dollars) equal to $1,000,000. The Agent may determine the Borrower’s compliance with such covenant based upon financial reports and statements provided by the Borrower to the Agent (whether or not such financial reports and statements are required to be furnished pursuant to this Agreement) as well as by reference to interim financial and collateral information provided to, or developed by, the Agent.”

7.2 Reserves. Agent shall be permitted to establish and maintain, in addition to and not in limitation of all other Reserves, (a) the Carve-Out Reserve provided for in Section 2.4 of the Financing Order, (b) Reserves to reflect the value of Inventory at leased locations with respect to which the lease therefor has not been assumed at least forty-five (45) days prior to the expiration of the applicable period to assume or reject the leases at such locations or as to which there has been filed a landlord’s motion to compel the assumption or rejection of the lease, (c) Reserves to reflect the amount of any senior liens or claims in or against the Collateral that, in Agent’s reasonable determination, have priority over the liens and claims of Agent and Lenders, (d) Reserves to reflect the amount of priority or administrative expense claims that, in Agent’s reasonable determination, require payment during the Chapter 11 Case, (e) Reserves with respect to the MDG Collateral and (f) Availability Reserves to reflect Bank Products; provided, that, (i) if Agent so elects, Agent may choose to no longer maintain an Availability Reserve with respect to Bank Products and instead require Borrower to prefund in full all amounts that may be payable in respect of such Bank Products requested by Borrower from time to time as a condition precedent to Agent making such services available to Borrower and (ii) the amount of the Reserve established in respect of the Carve-Out (as defined in the Financing Order) shall be equal to $75,000 on the Petition Date and shall increase weekly to $500,000, as follows:

Date	Carve-Out Reserve
December 12, 2011	$75,000
December 19, 2011	$150,000
December 26, 2011	$225,000
January 2, 2011	$300,000
January 9, 2011	$375,000
January 16, 2011	$450,000
January 23, 2011 and after	$500,000

7.3 LIBOR Loans. Notwithstanding anything to the contrary in the Loan Documents, all outstanding Revolving Credit Loans, and any future Revolving Credit Loans, shall constitute Base Margin Loans. Borrower shall not request, and Agent and Lenders shall have no obligation to provide, any LIBOR Loans.

7.4 Letter of Credit Fees. Sections 2.18(b)(i) and (ii) of the Loan Agreement are hereby deleted in their entirety and replaced with the following:

“(i) For each standby L/C: Three (3.0%) percent per annum, of the Stated Amount of such standby L/C, payable quarterly in arrears, on the first day of each month.

(ii) For each documentary L/C: Two and One-Half (2.5%) percent per annum of the weighted average of the Stated Amount of such documentary L/C outstanding at any time during the period since the then most recent payment of such fee, payable quarterly in arrears, on the first day of each month, and on the End Date.”

7.5 Appraisals and Audits. Notwithstanding anything to the contrary contained in the Loan Documents, Agent shall have the right to (a) obtain such number of appraisals of the Inventory and Real Property of Borrower and Guarantor as Agent reasonably determines is necessary or appropriate and (b) conduct such number of commercial finance audits of the books and records of Borrower and Guarantor as Agent reasonably determines is necessary or appropriate, in each instance, at the cost and expense of Borrower.

7.6 Limits and Sublimits. Notwithstanding anything to the contrary in the Loan Documents, all limits and sublimits set forth in the Loan Agreement, and any formula or other provision to which a limit or sublimit may apply, shall be determined on an aggregate basis considering together both the Pre-Petition Liabilities and the Post-Petition Liabilities.

7.7 Payments. Notwithstanding anything to the contrary in the Loan Documents, Agent may, in its discretion, apply any such payments or proceeds first to the Pre-Petition Liabilities until such Pre-Petition Liabilities are paid and satisfied in full.

7.8 Sale of Assets, Consolidation, Merger, Disabilities, Etc. Notwithstanding anything to the contrary contained in the Loan Documents, Borrower shall not directly or indirectly sell, transfer, lease, encumber, return or otherwise dispose of any portion of the Collateral, or any other assets of Borrower, including, without limitation, assume, reject or assign any leasehold interest or enter into any agreement to return Inventory to vendor, whether pursuant to section 546 of the Bankruptcy Code or otherwise, without the prior written consent of Agent (and no such consent shall be implied, from any other action, inaction or acquiescence by Agent or any Lender), except for (i) sales of Borrower’s Inventory and (ii) returns of damaged, defective, or otherwise unsalable inventory, each in the ordinary course of its business.

7.9 Additional Events of Default. The occurrence or existence of anyone or more of the following events shall constitute an additional “Event of Default” under the Loan Documents:

(a) any failure of Borrower or Guarantor to comply with the terms and conditions of the Ratification Agreement, or any breach by Borrower or Guarantor of any representation or warranty made by such Borrower or Guarantor in the Ratification Agreement;

(b) any failure of Borrower to repay in full, in cash, all Liabilities on or before the Termination Date;

(c) the occurrence of any condition or event which permits Agent or Lenders to exercise any of the remedies set forth in the Financing Order, including, without limitation, any “Event of Default” (as defined in the Financing Order);

(d) the termination or non-renewal of the Loan Documents as provided for in the Financing Order;

(e) any Borrower or Guarantor suspends or discontinues or is enjoined by any court or governmental agency from continuing to conduct all or any material part of its business, or a trustee, receiver or custodian is appointed for any Borrower or Guarantor, or any of their respective properties;

(f) any act, condition or event occurring after the Petition Date that has or would reasonably be expected to cause a Material Adverse Change or have a Material Adverse Effect upon the assets of Borrower or Guarantor, or the Collateral or the rights and remedies of Agent and Lenders under the Loan Documents or the Financing Order;

(g) conversion of the Chapter 11 Case to a Chapter 7 case under the Bankruptcy Code;

(h) dismissal of the Chapter 11 Case or any subsequent Chapter 7 case either voluntarily or involuntarily;

(i) the grant of a lien on or other interest in any property of any Borrower or Guarantor, other than a lien or encumbrance permitted by the Financing Order or expressly permitted by the Loan Agreement, which is superior to or ranks in parity with Agent’s and Lenders’ security interest in or lien upon the Collateral;

(j) the grant of an administrative expense claim in the Chapter 11 Case, other than such administrative expense claim permitted by the Financing Order or the Ratification Agreement, which is superior to or ranks in parity with Agent’s and Lenders’ Superpriority Claim (as defined in the Financing Order);

(k) the Financing Order shall be modified, reversed, revoked, remanded, stayed, rescinded, vacated or amended on appeal or by the Bankruptcy Court without the prior written consent of Agent (and no such consent shall be implied from any other authorization or acquiescence by Agent or any Lender);

(1) the appointment of a trustee pursuant to Sections 1104(a)(l) or 1104(a)(2) of the Bankruptcy Code;

(m) the appointment of an examiner with special powers pursuant to Section 11 04(a) of the Bankruptcy Code;

(n) the filing of a plan of reorganization or liquidation by or on behalf of Borrower in the Chapter 11 Case, to which Agent has not consented in writing, which does not provide for payment in full in cash of all Liabilities on the effective date thereof in accordance with the terms and conditions contained in the Loan Documents; and

(o) the confirmation of any plan of reorganization or liquidation in the Chapter 11 Case, to which Agent has not consented to in writing, which does not provide for payment in full in cash of all Liabilities on the effective date thereof in accordance with the terms and conditions of the Loan Documents.

7.10 Termination Date. The definition of “Termination Date” in the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“Termination Date” shall mean the earliest to occur of (a) December 31, 2012; (b) the date set as the Termination Date in a notice by the Agent to Borrower on account of the occurrence of any Event of Default (other than the Existing Defaults); (c) the effective date of a plan of reorganization or liquidation of Borrower in the Chapter 11 Case; (d) the last termination date set forth in the Interim Financing Order, unless the Permanent Financing Order has been entered prior to such date, and in such event, then the last termination date set forth in the Permanent Financing Order; (e) the scheduled Maturity Date and (f) payment in full in cash of all Liabilities, and cash collateralization of all contingent and continuing Liabilities in accordance with the Ratification Agreement, after notice by Borrower to Agent of Borrower’s intent to terminate this Agreement.”

7.11 Repayment in Full.

(a) If, upon repayment of the Liabilities and termination of the Financing agreements, any L/Cs remain outstanding, the Borrower shall deposit in an account with the Agent, in the name of the Agent and for the benefit of the applicable Lenders (such account, the “Cash Collateral Account”), an amount in cash equal to 105% of the aggregate undrawn Stated Amount of the outstanding L/Cs as of such date plus the amount of any fees and expenses payable under the Loan Agreement with respect to such L/Cs through the end of the latest expiration date of such L/Cs and any accrued and unpaid interest thereon (the “L/C Exposure”). Such deposit shall be held by the Agent as collateral for the payment and performance of the Liabilities with respect to such L/Cs, all of which shall survive such termination. The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such Cash Collateral Account. Other than any interest earned on the investment of such deposit, which investments shall be in direct short term obligations of, or short term obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America, such deposit shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the Cash Collateral Account. Moneys in such Cash Collateral Account shall be applied by the Agent to reimburse the Issuer for L/C disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held as cash collateral for the satisfaction of the Liabilities of Borrower for the L/C Exposure at such time. Within three Business Days following the expiration of all outstanding L/Cs and the payment of all L/C Exposure, any amount remaining on deposit in the Cash Collateral Account shall be returned to the Borrower (or transferred to such Person as the Borrower directs).

(b) In connection with any repayment of all Liabilities, including on the Termination Date, Borrower shall (i) repay in full all Liabilities, including principal, interest, fees (subject to any reduction of the Additional Closing Fee as set forth below) and expenses (including reasonable legal fees and expenses), (ii) remit to Agent cash collateral for outstanding L/Cs in the amount and manner described above, (iii) to the extent Borrower seeks to continue its “P Card” program with Agent, Borrower shall remit to Agent additional cash collateral in the amount of 100% of the P Card limit, and (iv) remit to Agent additional cash collateral in the amount of $50,000 as collateral security for all other continuing and contingent Liabilities, including, without limitation, the obligation of Borrower to indemnify and reimburse Agent for all fees, costs and expenses (including reasonable legal fees and expenses) incurred in the event any official committee of unsecured creditors appointed in the Chapter 11 Case or other party in interest contests, challenges or disputes the liens, claims or security interests of Agent and Lenders, or otherwise asserts a claim or cause of action against Agent and Lenders relative to the Chapter 11 Case, the Loan Documents or the financing arrangements among Agent, Lenders and Borrower. The cash collateral to be remitted to Agent pursuant to the foregoing clause (iv) shall be held by Agent until the later of (x) expiration of the period in which to assert an Objection (as defined in the Financing Order) in accordance with the Financing Order or (y) ninety (90) days from the date of the payoff.

8. DIP FACILITY FEE.

Borrower shall pay to Agent, for the account of Lenders, a debtor-in-possession financing facility fee, which fee is fully earned as of and payable as follows:

8.1 $150,000 on the date of this Agreement;

8.2 $130,000 on December 31, 2011 (the “Additional Closing Fee”), provided, however, that if the Borrower’s Obligations are repaid in full and the Loan Documents terminated, in each instance on terms and conditions reasonably satisfactory to Agent, on or before December 31, 2011, no Additional Closing Fee shall be earned or payable.

9. RELEASE.

9.1 Release of Pre-Petition Claims.

(a) Upon the earlier of (i) the entry of the Permanent Financing Order and (ii) the entry of an Order extending the term of the Interim Financing Order beyond thirty (30) calendar days after the date of the Interim Financing Order, in consideration of the agreements of Agent and Lenders contained herein and the making of any Revolving Credit Loans by Agent and Lenders, the Borrower, pursuant to the Loan Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, on behalf of itself and its respective successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent, each Lender, each Bank Product Provider and their respective successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees and other representatives (Agent, each Lender, each Bank Product Provider and all such other parties being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Pre-Petition Released Claim” and collectively, “Pre-Petition Released Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, that Borrower or Guarantor or any of their respective successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any nature, cause or thing whatsoever which arises at any time on or prior to the day and date of this Agreement for or on account of, or in relation to, or in any way in connection with the Loan Agreement, as amended and supplemented through the date hereof, and the other Loan Documents.

(b) Upon the earlier of (i) the entry of the Permanent Financing Order and (ii) the entry of an Order extending the term of the Interim Financing Order beyond thirty (30) calendar days after the date of the Interim Financing Order, each of Borrower and Guarantor, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Pre-Petition Released Claim released, remised and discharged by the Borrower and Guarantor pursuant to this Ratification Agreement. If Borrower or Guarantor violates the foregoing covenant, Borrower agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.

9.2 Termination Agreement. Upon (a) the receipt by Agent, on behalf of itself and the other Lenders, of payment in full of all Liabilities in cash or other immediately available funds, plus cash collateral or other collateral security acceptable to Agent to secure any Liabilities that survive or continue beyond the termination of the Loan Documents consistent with the provisions of section 7.11 hereof, and (b) the termination of the Loan Documents (the “Payment Date”), in consideration of the agreements of Agent and Lenders contained herein and the making of any Revolving Credit Loans by Agent and Lenders, Borrower and Guarantor each hereby covenant and agree to execute and deliver in favor of Agent and Lenders a valid and binding termination and release agreement (the “Termination Agreement”), in form and substance reasonably satisfactory to Agent, provided that any releases of the Releasees set forth in the Termination Agreement shall apply only to claims or causes of action for or on account of, or in relation to, or in any way in connection with the Loan Agreement, as amended and supplemented through the date hereof, and the other Loan Documents. If any Borrower or Guarantor violates such covenant, Borrower and Guarantor agree that the breaching Borrower or Guarantor shall pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation. Upon occurrence of the Payment Date and execution of the Termination Agreement by Borrower and Guarantor, Agent shall promptly execute and file or record, as applicable, all UCC termination statements, lien releases, and other instruments necessary to release all security interests in, liens on, and pledges of any assets of Borrower and Guarantor, including but not limited to the Pre-Petition Collateral, the Post-Petition Collateral, and the MDG Collateral.

9.3 Releases Generally.

(a) Each Borrower and Guarantor understands, acknowledges and agrees that the releases set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such releases.

(b) Each Borrower and Guarantor agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final and unconditional nature of the releases set forth in Section 9.1 hereof and, when made, Section 9.2 hereof.

10. CONDITIONS PRECEDENT.

The effectiveness of this Ratification Agreement, and Agent’s and Lenders’ obligation to extend to Borrower further Revolving Credit Loans, advances or other financial accommodations hereunder, shall be subject to satisfaction, as determined by Agent, of the following conditions precedent (which, with respect to further Revolving Credit Loans and other financial accommodations, shall be continuing conditions precedent):

10.1 the receipt by Agent of an original (or electronic copy) of this Ratification Agreement, duly authorized, executed and delivered by Borrower, Guarantor and Lenders;

10.2 the receipt by Agent of the Guarantor Documents, duly authorized, executed and delivered by Guarantor;

10.3 the Bankruptcy Court shall have entered the Financing Order on terms and conditions acceptable to Agent;

10.4 Borrower and Guarantor shall furnish to Agent and Lenders all financial information, projections, budgets, business plans, cash flows and such other information as Agent and Lenders shall reasonably request from time to time;

10.5 no trustee, examiner or receiver or the like shall have been appointed or designated with respect to any Borrower or Guarantor, as Debtor and Debtor-in-Possession, or its respective business, properties and assets and no motion or proceeding shall be pending seeking such relief;

10.6 satisfactory review by counsel for Agent of legal issues attendant to the post-petition financing transactions contemplated hereunder;

10.7 other than the voluntary commencement of the Chapter 11 Case, no material impairment of the priority of Agent’s and Lenders’ security interests in the Collateral shall have occurred from the date of the latest field examinations of Agent and Lenders to the Petition Date; and

10.8 no Event of Default (other than an Existing Default) shall have occurred or be existing under any of the Loan Documents.

11. MISCELLANEOUS.

11.1 Amendments and Waivers. Neither this Ratification Agreement nor any other instrument or document referred to herein or therein may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

11.2 Further Assurances. Each Borrower and Guarantor shall, at its expense, at any time or times duly execute and deliver, or shall use its best efforts to cause to be duly executed and delivered, such further agreements, instruments and documents, including, without limitation, additional security agreements, collateral assignments, UCC financing statements or amendments or continuations thereof, landlord’s or mortgagee’s waivers of liens and consents to the exercise by Agent and Lenders of all the rights and remedies hereunder, under any of the other Loan Documents, any Financing Order or applicable law with respect to the Collateral, and do or use its best efforts to cause to be done such further acts as may be reasonably necessary or proper in Agent’s opinion to evidence, perfect, maintain and enforce the security interests of Agent and Lenders, and the priority thereof, in the Collateral and to otherwise effectuate the provisions or purposes of this Ratification Agreement, any of the other Loan Documents or the Financing Order.

11.3 Headings. The headings used herein are for convenience only and do not constitute matters to be considered in interpreting this Ratification Agreement.

11.4 Counterparts. This Ratification Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Ratification Agreement by electronic mail (PDF), telefacsimile or other method of electronic transmission shall have the same force and effect as the delivery of an original executed counterpart of this Ratification Agreement. In making proof of this Ratification Agreement, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties thereto.

11.5 Additional Events of Default. The parties hereto acknowledge, confirm and agree that the failure of any Borrower or Guarantor to comply with any of the covenants, conditions and agreements contained herein or in any other agreement, document or instrument at any time executed by such Borrower or Guarantor in connection herewith shall constitute an Event of Default under the Loan Documents.

11.6 Costs and Expenses. In addition to all other fees and expenses payable by the Borrower or Guarantor to Agent and Lenders under the Loan Documents, the Borrower shall reimburse Agent and Lenders for all costs and expenses, including reasonable legal fees and expenses, incurred by Agent or any Lender in the structuring, negotiation, arrangement or preparation of this Ratification Agreement, the Guarantor Documents, the Financing Order, the Loan Documents and the agreements, documents and/or instruments to be executed in connection herewith or contemplated hereby. Agent shall provide Borrower, the Office of the United States Trustee, and any statutory committee appointed in the Chapter 11 Case with copies of invoices for all such fees and expenses, redacted as necessary to remove any attorney-client privileged information. Borrower, Guarantor, the Office of the United States Trustee, and any statutory committee appointed in the Chapter 11 Case shall have the right to object to reimbursement by the Debtor of any such fees and expenses within seven (7) days of receipt of such invoices therefor. Any such fees and expenses not objected to within such seven (7) day period shall be added to the Post-Petition Liabilities and shall be payable in accordance with the terms of the Loan Documents.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Ratification Agreement to be duly executed as of the day and year first above written.

AGENT	BORROWER

WELLS FARGO BANK, N.A.	ROOMSTORE, INC. as Debtor and Debtor-in Possession

By:	By:

Title:	Title:

LENDERS	GUARANTOR Effective only from and after the date hereof

WELLS FARGO BANK, N.A.	MATTRESS DISCOUNTERS GROUP, LLC

By:	By:	/s/ Raymond T. Bojanowski

Title:	Title:	MANAGER - CEO

By:

Title:

By:

Title:

Signature page to Ratification Agreement

IN WlTNESS WHEREOF, the parties hereto have caused this Ratification Agreement to be duly executed as of the day and year first above written.

AGENT		BORROWER

WELLS FARGO BANK, N.A.		ROOMSTORE, INC. as Debtor and Debtor-in Possession

By:	/s/ Connie Liu	By:

Title:	Vice President	Title:

LENDERS		GUARANTOR Effective only from and after the date hereof

WELLS FARGO BANK, N.A.		MATTRESS DISCOUNTERS GROUP, LLC

By:	/s/ Connie Liu	By:

Title:	Vice President	Title:

By:

Title:

By:

Title:

Signature page to Ratification Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Ratification Agreement to be duly executed as of the day and year first above written.

AGENT	BORROWER

WELLS FARGO BANK, N.A.	ROOMSTORE, INC. as Debtor and Debtor-in Possession

By:	By:	/s/ Steve Giordano

Title:	Title:	CEO

LENDERS	GUARANTOR Effective only from and after the date hereof

WELLS FARGO BANK, N.A.	MATTRESS DISCOUNTERS GROUP, LLC

By:	By:

Title:	Title:

	By:	/s/ Steven Gidumal

	Title:	Manager

	By:	/s/ Brian Bertonneau

	Title:	Manager

Signature page to Ratification Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Ratification Agreement to be duly executed as of the day and year first above written.

AGENT	BORROWER

WELLS FARGO BANK, N.A.	ROOMSTORE, INC. as Debtor and Debtor-in Possession

By:	By:

Title:	Title:

LENDERS	GUARANTOR Effective only from and after the date hereof

WELLS FARGO BANK, N.A.	MATTRESS DISCOUNTERS GROUP, LLC

By:	By:	/s/ Raymond J. Bojanowski

Title:	Title:	Manager - CEO

By:

Title:

By:

Title:

Signature page to Ratification Agreement

EXHIBIT A

[Budget]

RoomStore Weekly DIP Cash Flow ($ in 000’s)
	CH 11
	December			January				February				March		Subtotal
Week Ending	Week 1 Forecast 18-Dec	Week 2 Forecast 25-Dec	Week 3 Forecast 1-Jan	Week 4 Forecast 8-Jan	Week 5 Forecast 15-Jan	Week 6 Forecast 22-Jan	Week 7 Forecast 29-Jan	Week 8 Forecast 5-Feb	Week 9 Forecast 12-Feb	Week 10 Forecast 19-Feb	Week 11 Forecast 26-Feb	Week 12 Forecast 4-Mar	Week 13 Forecast 11-Mar	Forecast 13 Wks
I. Cash Flows
Operating Receipts
Sales Receipt	1,587	1,872	2,387	3,688	3,090	3,208	2,457	2,835	2,368	3,044	4,414	3,393	3,016	37,358
Sale of Closing Store Inventory	—	—	—	2,312	—	—	257	—	—	—	—	—	—	2,569

Subtotal	1,587	1,872	2,387	6,000	3,090	3,208	2,714	2,835	2,368	3,044	4,414	3,393	3,016	39,927
Operating Disbursements
Merchandise	1,000	1,000	1,250	1,000	1,250	1,250	1,250	750	750	1,250	1,250	1,350	1,350	14,700
Non Merchandise	846	846	760	674	674	674	674	560	560	560	560	560	560	8,508
Rent	1,000	427	—	1,247	—	—	—	588	500	—	—	588	600	5,050
Payroll	1,205	—	1,068	—	884	—	884	—	884	—	884	—	884	6,693
Health Insurance Funding	158	158	—	158	158	158	—	158	158	158	158	—	100	1,524
Advertising	200	—	200	200	200	200	200	—	250	250	200	—	200	2,100
Sales Tax	—	776	—	—	—	527	200	—	—	—	758	—	—	2,261
Reserve for Chase Payments	33	27	79	58	—	—	—	—	—	—	—	—	—	197

Subtotal	4,443	3,234	3,357	3,336	3,166	2,809	3,208	2,056	3,202	2,218	3,810	2,498	3,694	41,032

Operating Cash Flow	(2,855)	(1,363)	(970)	2,667	(76)	399	(494)	779	(834)	826	604	895	(678)	(1,105)
Non-Operating Receipts	—	250	325	—	200	—	—	—	—	250	—	—	—	1,025

Total Receipts	1,587	2,122	2,712	6,000	3,290	3,208	2,714	2,835	2,368	3,294	4,414	3,393	3,016	40,952
Bankruptcy Expenditures
Bankruptcy Payments
Professional Fees	—	—	—	200	—	—	—	200	—	—	—	200	—	600
Freight and Insurance	225	200	—	—	—	—	—	—	—	—	—	—	—	425
Utility Deposits	—	—	100	100	—	100	—	—	—	—	—	—	—	300
Severance	—	—	—	—	—	250	—	—	—	—	—	—	—	250

Subtotal	225	200	100	300	—	350	—	200	—	—	—	200	—	1,575
Financing Expenses	150	—	172	—	—	—	—	36	—	—	—	34	—	393

Total Bankruptcy Disbursements	375	200	272	300	—	350	—	236	—	—	—	234	—	1,968

Total Disbursements	4,818	3,434	3,629	3,636	3,166	3,159	3,208	2,292	3,202	2,218	3,810	2,732	3,694	43,000

Net Cash Flow	(3,230)	(1,313)	(917)	2,364	124	49	(494)	543	(834)	1,076	604	661	(678)	(2,048)

II. Loan Balance
Beginning Revolver	—	7,591	8,904	9,821	7,457	7,334	7,285	7,779	7,236	8,070	6,995	6,391	5,730	—
Draw/(Paydown)	7,591	1,313	917	(2,364)	(124)	(49)	494	(543)	834	(1,076)	(604)	(661)	678	—

Ending Revolver	7,591	8,904	9,821	7,457	7,334	7,285	7,779	7,236	8,070	6,995	6,391	5,730	6,409	6,409

III. Borrowing Base
Borrowing Base (less Reserves)	13,023	12,736	12,802	10,731	10,900	10,977	11,265	11,589	11,583	11,761	11,658	11,325	11,233	11,233
less: Documentary L/Cs	(1,445)	(1,445)	(1,445)	(1,445)	(1,445)	(1,445)	(1,445)	(1,445)	(1,445)	(1,445)	(1,445)	(1,445)	(1,445)	(1,445)
less: Minimum Availability	(1,000)	(1,000)	(1,000)	(1,000)	(1,000)	(1,000)	(1,000)	(1,000)	(1,000)	(1,000)	(1,000)	(1,000)	(1,000)	(1,000)

Borrowing Base	10,578	10,291	10,357	8,286	8,455	8,532	8,821	9,144	9,138	9,316	9,213	8,790	8,788	8,788
Loan Balance	7,591	8,904	9,821	7,457	7,334	7,285	7,779	7,236	8,070	6,995	6,391	5,730	6,409	6,409

Bank Availability	2,987	1,387	536	828	1,121	1,247	1,042	1,908	1,068	2,321	2,822	3,060	2,380	2,380